UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Amgen Inc.

(Name of Registrant as Specified In Its Charter)

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[The following letter was sent by Amgen Inc. to certain institutional holders of Amgen Inc. Common Stock beginning on May 2, 2011.]

Amgen Inc. One Amgen Center Drive Thousand Oaks, CA 91320-1799 805.447.1000 www.amgen.com

May 2, 2011

{NAME}

{COMPANY NAME}

{ADDRESS}

Dear {Stockholder Name}:

I am writing to solicit your support for the position of Amgen Inc. and its Board of Directors in opposing the stockholder proposal seeking shareholder action by written consent and your positive vote on the Company’s advisory vote on executive compensation, both to be voted on at the Company’s Annual Meeting of Stockholders scheduled for May 20, 2011 as contained in the Company’s 2011 Proxy Statement, a copy of which is enclosed.

Stockholder Proposal (Shareholder Action by Written Consent)

The stockholder proposal, submitted by Mr. William Steiner, requests the Company take such steps necessary to permit shareholders to act by written consent of a majority of shares outstanding. Our Board opposes and recommends a vote AGAINST this stockholder proposal for the following reasons:

•

Shareholder action by written consent creates the potential for uninformed action, whereby shareholders holding a simple majority of the Company’s shares could take action without even informing the minority shareholders in advance of such action. It also potentially disables the Company from pursuing superior alternatives in the face of an unsolicited takeover and may cause stockholder confusion as a result of all of the foregoing.

•

Our stockholders already have the ability to take action outside of an annual meeting as our stockholders have the ability to request special meetings at a 15% threshold, which is a lower threshold than the average of our peer companies.

•

Amgen has comprehensive stockholder-friendly corporate governance policies in place, including that the full Board of Directors is elected annually in accordance with a majority vote standard and Amgen does not have a Poison Pill in place.

Advisory Vote on Executive Compensation

In 2010, compensation of our Named Executive Officers aligned well with our executive compensation objectives and with our performance. As further described in our Compensation Discussion and Analysis, we:

•

Continued to deliver the largest portion of Named Executive Officer target total direct compensation (more than two-thirds of the total target value of base salary, annual cash incentive awards and long-term incentive equity awards) in the form of long-term incentive equity awards.

Page

{Date}

•

Revised our long-term incentive equity award program design for 2011 by increasing the weighting of performance units from 40% to 50% and eliminating all one-year performance measures, focusing solely on three-year total shareholder return versus the average total shareholder return of the companies in our peer group, and lengthening the vesting schedules for stock options and restricted stock units (so that vesting occurs in approximately equal amounts on the second, third and fourth anniversaries of the grant date) to increase our alignment with longer-term stockholder interests.

•

Delivered positive results against our 2010 Company goals resulting in above-target annual cash incentive awards payouts. However, when our performance is below-target, our payouts reflect this. For example, our stock price performance over the 2008-2010 performance period resulted in below-target (73%) performance unit payouts.

•

Amended our Change of Control Severance Plan in December 2010 to align more closely with current governance best practices, including reducing the cash severance multiple for all Named Executive Officers from three to two times annual cash compensation and modifying future grants of stock options and restricted stock units to only accelerate upon a “double-trigger” in the event of a change of control.

•

Have in place certain key safeguards to mitigate potential compensation-related risk to the Company, including our clawback policy, which applies to past cash or equity compensation payouts awarded to executive officers, and our stock ownership guidelines, which are designed to require executives to hold significant amounts of the Company’s equity.

We believe that our compensation programs and policies reflect objectives that are strongly aligned with the interests of our stockholders and our Board recommends a vote FOR the approval of the advisory resolution indicating the approval of the compensation of our Named Executive Officers.

We would welcome the opportunity to discuss the Company’s position on these proposals with you and encourage you to vote AGAINST the stockholder proposal and FOR our advisory vote on executive compensation. Please do not hesitate to contact Arvind Sood in Investor Relations by telephone at (805) 447-1060 or via email at investor.relations@amgen.com with any questions. I realize that there are many demands on your time and want to personally thank you for your attention to these important issues.

Sincerely,

/s/ Kevin W. Sharer

Kevin W. Sharer

Chairman of the Board and

Chief Executive Officer

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{ADDRESS IF DIFFERENT}